Exhibit 10.35
ASTRO GAMING
Change in Control Plan
____________, 20__

Highlights
Skullcandy, Inc. has created this Change in Control Plan (CIC) solely related to its AG Acquisition Corporation subsidiary, otherwise known as Astro Gaming, to reward Astro employees for their contributions to the long-term success of Astro. The objective of the CIC is to support Astro’s culture and provide an incentive to increase Astro’s value. The CIC is compensation in the form of a transaction award upon with the sale of Astro to an independent third party. As a participant in the CIC, employees play an important role in helping to achieve Astro’s goals and its future success.
The CIC is designed to meet the following objectives:

Focus Astro’s employees on long-term performance;

Strengthen the link between pay and overall performance;

Offer competitive, market-based long-term incentive award opportunities; and

Align employee interests with long-term success of Astro.
Eligibility
Astro employees employed while the CIC is in effect are initially eligible to participate, capped at 40 participants during any one time, excluding Section 16 Officers. An eligible employee’s participation in the CIC and any award determinations will be made solely by both the management of Astro and Skullcandy. Awards will be based on individual’s position and their ability to positively influence Astro’s long-term success, contributions and performance. However, only eligible employees that remain employed through the sale of Astro to a third party will be eligible to receive any proceeds under the CIC. If an eligible employee leaves Astro employment before the sale is completed, they will not be eligible to receive an award. A sale or change of control relating to Skullcandy, Inc. automatically terminates the CIC and no payments are earned or owed by any participants in the CIC. An eligibile employee will be notified in writing if they are a participant in the CIC.
CIC Funding and Participation Criteria

•	Astro threshold valuation to be $50 million (Astro Gaming only)

•	CIC funded upon sale of Astro to an independent third party with 10% of net cash proceeds received by Skullcandy for sale of Astro in excess of the $50 million threshold

•	Sale of Astro to close on or before September 1, 2018

•	Eligible employee participation in CIC is based upon a percentage allocation of the CIC to each individual

•	Upon adoption of the CIC, approved eligible employees will be allocated a percentage payout of the CIC, as determined by both Astro and Skullcandy management.

•	New eligible employees may be added to the CIC at the beginning of each fiscal year upon the request of Astro management and approval of Skullcandy management

•	Percentage participation in CIC is based upon the following organization level guidelines: 10% Vice President, 5% Director, 2% Manager and 1% for all Individual Contributors

•	At completion of sale, if the total CIC allocation does not equal 100%, then the existing allocations will be adjusted proportionately as needed so they sum to 100%.

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If non-cash proceeds are received by Skullcandy, CIC valuation and funding will be determined at time non-cash proceeds are monetized, net of any transactional or other costs and/or deductions (excluding any governmental taxes).

•	CIC funded based on cash proceeds received by Skullcandy only. Other forms of consideration and holdbacks are not considered when determining initial funding of CIC.

Transaction Award Example (Cash Transaction)

•	Astro sold for $150 million in cash, less $50 million threshold value, net cash proceeds received of $100 million

•	Astro CIC funded with 10% of net cash proceeds received, or $10 million

•	Individual’s award percentage is 10% of CIC cash proceeds

•	Individual receives transaction award of $1,000,000, subject to applicable tax withholdings.

Transaction Award Example (Cash and Equity Transaction)

•	Astro sold for $100 million ($50 million cash and $50 million equity), less $50 million threshold value and $10 million costs, net proceeds received $40 million at close

•	Astro CIC not funded at close because no cash proceeds received in excess of threshold value

•	Equity monetized two years later for $30 million in cash ($10 million less than value of equity at close)

•	Astro CIC funded with 10% of cash proceeds received, or $3 million

•	Individual receives transaction award of $300,000, subject to applicable tax withholdings.

•	CIC funded based on cash proceeds received by Skullcandy only. Other forms of consideration and holdbacks are not considered when determining initial funding of CIC.
Administration of the Plan
The CIC will be administered by Skullcandy’s Human Resource Department, which will have discretionary authority to interpret and modify the CIC as appropriate, and take any actions it deems necessary or advisable to carry out its duties under the CIC.